FOR IMMEDIATE RELEASE
Contacts:

Robert Apple, Chief Operating and Financial Officer	Don Weinberger
InKine Pharmaceutical Company, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(215) 283-6850	(212) 370-4500
don@wolfeaxelrod.com

INKINE ANNOUNCES THIRD QUARTER RESULTS: STRONG REVENUE GROWTH

AND EARNINGS COUPLED WITH FUTURE GROWTH DEVELOPMENTS

– Third Quarter Highlights –

        — Reported $6.1 million in revenue for Q3 2004, compared to $4.3 million for Q3 2003 —

        — Achieved 16% product revenue growth over Q2 2004 and 31% product revenue growth over Q3 2003 —

        — Published results of constipation Phase IV study in a peer-reviewed journal —

        — Announced positive results in Phase II and initiated Phase III study of next generation purgative, INKP-102 –

        — Reached agreement for settlement of class action lawsuit: settlement to be funded by a third-party —

BLUE BELL, PA November 4, 2004 — InKine Pharmaceutical Company, Inc. (Nasdaq: INKP) today announced its third quarter financial results, reporting revenues of $6.1 million and $16.0 million for the quarter and nine-months ended September 30, 2004, compared to $4.3 million and $10.3 for the same periods last year. For the quarter and nine-months ended September 30, 2004, the Company reported net income of $1.4 million or $0.03 per diluted share and $2.4 million or $0.04 per diluted share, respectively, compared to net income of $1.2 million or $0.02 per diluted share and losses of ($2.1) million or ($0.05) per diluted share for the quarter and nine-months ended September 30, 2003.

“We are pleased with our third quarter financial results,” said Leonard S. Jacob, M.D., Ph.D., Chairman and Chief Executive Officer of InKine. “Equally as exciting as Visicol’s performance in the purgative marketplace are our two near-term franchise extension opportunities. During the third quarter we completed our Phase II and commenced our Phase III study of INKP-102, our advanced generation purgative, for use prior to colonoscopy. Additionally, the positive results of our Phase IV study for the use of Visicol in patients with chronic constipation were published in a peer reviewed journal. We intend to initiate a clinical development program in 2005 for obtaining labeling for a constipation indication,” added Dr. Jacob.

   Revenue:

o	Product revenue for the quarter ended September 30, 2004 was $5.7 million, a 31% increase over product revenue of $4.3 million for the same period last year. Both wholesaler sales and prescription trends increased as a result of intensified focus on sales and marketing efforts, which continue to enhance market awareness and acceptance of Visicol. The Company estimates that Visicol prescriptions grew by 12% from the previous quarter and 38% from the same quarter last year. In addition to product revenue, the Company recognized $0.4 million in other revenue, which was attributable to revenues from the second position detail of VSL#3®, a probiotic that is effective in treating certain gastrointestinal disorders.

“We continue to be profitable and cash flow positive,” said Robert F. Apple, Chief Operating and Financial Officer of InKine. “Our lead product, Visicol®, is now the number one prescribed branded purgative in ten of our 45 sales territories and there is still much room for continued growth. Our sales and marketing team continues to be effective in delivering the Visicol core message to our target audience of high-prescribing gastroenterologists. We expect that we will continue to rapidly grow Visicol’s market share and that these growth rates will accelerate as we extend to new indications and introduce improved formulations,” added Mr. Apple.

   Costs and Expenses:

o	Research and development costs were $1.4 million and $3.3 million for the quarter and nine-months ended September 30, 2004, compared to $0.5 million and $1.3 million for the same periods a year ago. The increases were the result of higher development costs associated with the MCC-free new generation purgative tablet (INKP-102), along with higher costs related to an increased scale of development activity.

o	Sales and marketing costs were $1.8 million and $5.9 million for the quarter and nine-months ended September 30, 2004, compared to $1.4 million and $4.3 million for the same periods a year ago. The increases were the result of the growth in the size of the Company’s sales force, along with increased marketing campaigns related to Visicol. As of September 30, 2004, InKine’s sales force covered 45 territories with four district managers, compared to 36 territories and three district managers as of September 30, 2003.

o	General and administrative expenses were $0.7 million and $2.2 million for the quarter and nine-months ended September 30, 2004, compared to $0.6 million and $1.9 million for the same periods a year ago. The increases are the result of higher personnel, patent and insurance costs, along with an increase in legal and accounting fees associated with compliance with the Sarbanes-Oxley Act of 2002.

o	On March 15, 2004, the Company withdrew a public offering of six million shares of common stock. The decision to withdraw the offering was made when it came to the Company’s attention that its certificate of incorporation did not contain any provision exempting the Company from providing preemptive rights in connection with certain securities offerings. On March 19, 2004, a purported class action lawsuit, naming InKine as the defendant, was filed in the Court of Common Pleas, Philadelphia County, on behalf of a putative class of holders of InKine equity shares who have purportedly been denied certain claimed preemptive rights during the last six years. The Company has incurred $341,000 in expenses related to the withdrawn offering and $590,000 in legal costs related to preemptive rights and the related lawsuit. To date, the Company has received a $500,000 payment from a third-party as reimbursement for a portion of these costs. On October 12, 2004, the Company entered into an agreement with an undisclosed third-party who will fund the settlement of damages and costs incurred in connection with the class action lawsuit. The Company has also entered into, and filed with the Court of Common Pleas, Philadelphia County, a settlement agreement with the class of InKine shareholders. The Company does not anticipate that it or its insurance carriers will bear any costs in connection with the settlement arrangement. The settlement and the agreement with the undisclosed third-party is subject to a number of conditions, including final court approval. At this time, there can be no assurance that those conditions will be met and that the settlement will receive final court approval. Accordingly, the Company has recognized a $200,000 charge for the nine-months ended September 30, 2004 for unreimbursed legal costs incurred up to its insurance deductible.

o	During the nine-months ended September 30, 2003 the Company incurred non-cash charges of $2.8 million related to the Company’s previously outstanding June 2005 convertible notes, which were converted into shares of the Company’s common stock in June 2003.

   Balance Sheet:

o	The Company had $11.7 million in cash, cash equivalents and short-term investments at September 30, 2004 compared to $10.4 million at December 31, 2003. The Company had no outstanding borrowings on its line of credit at September 30, 2004.

The Company will be hosting a conference call today at 11:00 AM EST to further discuss the third quarter 2004 financial results. To participate please dial (877) 709-8150 about five to ten minutes prior to the initiation of the teleconference. The conference call will also be available on replay starting at 1:00 PM EST on November 4, 2004, and ending at 5:00 PM EST on November 12, 2004. For the replay, please dial (877) 660-6853 (replay account # 2658, replay conference # 121367). The access number for the replay for international callers is (201) 612-7415 (replay account # 2658, replay conference # 121367).

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About InKine Pharmaceutical

InKine Pharmaceutical Company, Inc. is a publicly traded specialty pharmaceutical company focused on developing and commercializing pharmaceutical products for the diagnosis and treatment of gastrointestinal disorders. The Company’s development strategy is to acquire late-stage drug candidates with short time lines to commercialization. The Company’s franchise product, Visicol® is the only tablet purgative preparation indicated for bowel cleansing prior to colonoscopy. InKine’s second product, IB-Stat®, is an oral hyoscyamine spray for the treatment of a variety of indications. The Company is also promoting VSL#3®, a probiotic that is effective in treating certain gastrointestinal disorders. Additionally, the Company is developing INKP-102, an advanced generation purgative, which recently completed Phase II clinical trials for bowel cleansing prior to colonoscopy, Visicol® for use as a laxative in treating patients with constipation and Colirest™, which is in clinical trials for the treatment of Crohn’s disease. For further information, please visit InKine on its web site http://www.inkine.com.

In addition to historical facts or statement of current condition, this press release contains forward-looking statements. These forward-looking statements provide InKine’s current expectations or forecasts of future events and include statements regarding InKine’s expectations regarding Visicol’s market share and anticipated growth rates, development of labeling for a constipation indication and the Company’s litigation exposure. Actual results could differ materially from those reflected in these forward-looking statements including changes in the expected sales of Visicol, delays in clinical development and the failure to achieve the conditions for approval of the settlement agreement and funding by the unnamed third-party, as well as other risks and uncertainties set forth in reports on Form 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, InKine does not intend (and it is not obligated) to update publicly any forward-looking statements.

– Tables to Follow –

InKine Pharmaceutical Company, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2004	2003	2004	2003

Product revenue	$5,683	$4,333	$4,924	$10,208
Other revenue	375	--	1,033	49

Revenue	6,058	4,333	15,957	10,257
Cost of goods sold	(892)	(604)	(2,035)	(1,465)

Gross profit	5,166	3,729	13,922	8,792
Cost and expenses:
Research and development	1,365	464	3,323	1,253
Sales and marketing	1,785	1,443	5,894	4,338
General and administrative	701	634	2,178	1,882
Withdrawn public offering and litigation	(29)	--	200	--

Operating expenses	3,822	2,541	11,595	7,473

Income from operations	1,344	1,188	2,327	1,319
Interest income and (expense), net	27	(10)	45	(624)
Debt conversion inducement, non-cash accretion and
non-cash premium	--	--	--	(2,822)

Net income (loss)	$1,371	$1,178	$2,372	$(2,127)

Net income (loss) per share - basic	$0.03	$0.03	$0.05	$(0.05)

Net income (loss) per share - diluted	$0.03	$0.02	$0.04	$(0.05)

Weighted average shares outstanding - basic	48,727	46,703	48,647	40,966
Weighted average shares outstanding - diluted	53,317	51,170	53,723	40,966
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CONDENSED BALANCE SHEETS
(amounts in thousands)

	September 30, 2004	December 31, 2003

ASSETS	(unaudited)
Cash, cash equivalents and short-term investments	$11,740	$10,442
Accounts receivable	2,878	1,170
Inventory	1,297	780
Other assets	754	905

Total assets	$16,669	$13,297

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$3,322	$2,668
Shareholders' equity	13,347	10,629

Total liabilities and shareholders' equity	$16,669	$13,297

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